Exhibit 4.9

CONSULTING SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of March 28, 2023 (the “Effective Date”) by and between FMW Media Works LLC, (“Consultant”) a Wyoming corporation with the business address of 1309 Coffeen Avenue, Suite 2279, Sheridan, WY 82801 (“Consultant”) and SYLA Technologies Co., LTD (the “Company”) an entity incorporated in Japan with the business address of Ebisu Prime Square Tower 7F, 1-1-39. Hiroo, Shibuya-ku, Tokyo, Japan.

RECITALS

A.	Consultant is an independent consulting firm providing business consulting services to private and publicly held companies; and

B.	Company desires Consultant to perform, and Consultant desires to perform, certain business development, and general consulting services for Company as more particularly described below and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound hereby, agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties:

1. PERFORMANCE OF SERVICES

1. Performance of Services. Consultant agrees to perform the services set forth in Appendix “A” attached hereto (the “Services”) for a period of twelve (12) months from the Effective Date (the “Term”) unless this Agreement is earlier terminated pursuant to Section 7 below. Video to remain online and viewable for two (2) years as per appendix A.

2. Additional Services. If Company requires additional services from Consultant, the parties agree to negotiate in good faith the terms and conditions of such additional services (the “Additional Services”), including and without limitation, if applicable, any deliverables, specifications, payment, and delivery schedules relating thereto.

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3. Cooperation by Company. Company shall provide Consultant such support, cooperation, information, and materials as are reasonably necessary for Consultant to perform the Services. Notwithstanding anything in this Agreement to the contrary, Company agrees and acknowledges that no liability of Consultant shall result or relate to any delay or failure by Company in providing to Consultant such support, cooperation, information and/or materials. Company warrants that all information and/or materials it provides to Consultant will be true and accurate in all material respects.

COMPANY AND CONSULTANT ACKNOWLEDGE THAT CONSULTANT IS NOT A LICENSED OR UNLICENSED: BROKER/DEALER, INVESTMENT BANK, OR INVESTMENT ADVISOR. CONSULTANT CANNOT AND WILL NOT ACT AS AN ‘ADVISOR’ TO COMPANY OR ANY OTHER PARTY WITH REGARD TO A FINANCIAL TRANSACTION, FUNDING OR OFFERING, MERGER, ACQUISITION, OR NEGOTIATION INVOLVING THE FINANCING, PURCHASE OR SALE OF SECURITIES OR ANY OTHER ACTIVITY REGULATED UNDER THE LAWS, RULES AND STATUTES GOVERNING SUCH ACTIVITIES IN THE UNITED STATES AND ANY OF ITS TERRITORIES. CONSULTANT’S AUTHORIZED ACTIVITIES AND RESPONSIBILITIES UNDER THIS AGREEMENT ARE LIMITED TO THOSE REFERRED TO IN EXHIBIT “A” TO THIS AGREEMENT.

COMPANY AGREES AND ACKNOWLEDGES THAT CONSULTANT PROVIDES NO LEGAL OR SECURITIES LAW COMPLIANCE SERVICES, AND THAT THE SERVICES DO NOT INCLUDE LEGAL REVIEW, COMPLIANCE REVIEW, OR DRAFTING, REVISION, OR MODIFICATION OF ANY CONTRACT, AGREEMENT, OR OTHER LEGAL DOCUMENT. COMPANY AGREES THAT NOTHING IN THIS AGREEMENT FORMS AN ATTORNEY-CLIENT RELATIONSHIP BETWEEN THE COMPANY AND CONSULTANT.

2. COMPENSATION

2.1 Compensation. As compensation for the services to be provided by Consultant to the Company pursuant to the provisions of this Agreement, the Company shall pay a non-refundable Monthly Retainer Fee of Twenty Thousand Dollars (US$20,000) to the Consultant (each a “Cash Payment”). Company shall pay Consultant the Monthly Retainer Fee on the first day of the term of the Agreement and the first day of each month following throughout the renewal term. Additionally, as compensation for the services rendered hereunder, the Company will issue 45,000 SYLA Technologies Co., LTD. warrants to purchase 1 American Depositary Share of the Company (symbol SYT) to Consultant with 45,000 due on the first day of the term, see detail in SHEDULE A-1 for remaining issuances.

2.2 Service Required. Company may access the Services at will, subject to Consultant’s reasonable scheduling limitations. Company may request a status update from Consultant regarding completed services, prospective services, and Consultant’s progress in providing the services outlined in Exhibit A. Consultant shall exercise its best efforts rendering its services to Company and agrees to provide information regarding its performance to Company upon request.

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3. OWNERSHIP OF WORK PRODUCT AND CONFIDENTIALITY

Company shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any work product or deliverables provided to Company as part of the Services.

3.1 Mutual Agreement Not to Disclose. The terms of this Agreement shall be considered mutual; therefore, both Parties shall be prohibited from disclosing Confidential Information that is or has been shared by the other party. Unless otherwise stated herein, no provision of this Agreement shall be applied unilaterally.

3.2 Confidential Information. For the purposes of this Agreement, “Confidential Information” shall include without limitation: documents, records, data (whether verbal, electronic or written), drawings, models, apparatus, sketches, designs, schedules, product plans, marketing plans, technical procedures, manufacturing processes, analyses, compilations, studies, software, prototypes, samples, formulas, methodologies, formulations, product developments, patents or applications, experimental results, specifications and other business information, relating to the party’s business, assets, operations or contracts, furnished to the other party and/or the other party’s affiliates, employees, officers, owners, agents, consultants or representatives, in the course of their work contemplated in this Agreement, which has been expressly designated as confidential or proprietary (the “Confidential Information”). Confidential Information includes any and all work product, studies, and other materials prepared by or otherwise in the possession or control of the other party, which contain, include, refer to, or otherwise reflect or are generated from any Confidential Information. For the purposes of this Agreement, Confidential Information does not include information generally available to the public, widely used, or in the possession of the receiving party prior to the execution of this Agreement.

3.3 Obligations. The obligations of the Parties shall be to always hold and maintain the Confidential Information in the strictest of confidence and to their agents, employees, representatives, affiliates, and any other individual or entity that is on a “need to know” basis. If any such Confidential Information shall reach a non-signatory third party, or otherwise becomes public, all liability will be on the party that is responsible for such release. Neither party shall, without the prior written consent of the other party, publish, copy, or use the Confidential Information for their sole benefit. If requested, either party shall be bound to return any and all materials to the disclosing party as soon as is reasonably possible. Nothing in this Agreement shall prohibit such disclosure as may be required under law or legal process, and as necessary to any party’s attorneys, tax advisors, and immediate family members, and/or to any federal, state, or local government agency. This Agreement may be introduced as evidence in any proceeding only for the purposes of enforcing its terms and/or to evidence the parties’ intent in executing it. This Agreement shall not be admissible as evidence in any proceeding for any other purpose.

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4. REPRESENTATIONS AND WARRANTIES

1. Limited Warranty. Consultant represents and warrants to Company that (a) Consultant has full power to enter into this Agreement and to perform its obligations hereunder, and (b) Consultant has not made and will not make any commitments or agreements inconsistent with this Agreement.

2. LIMITATION OF WARRANTIES. THE EXPRESS WARRANTIES SET FORTH IN SECTION 4.1 CONSTITUTE THE ONLY WARRANTIES MADE BY CONSULTANT WITH RESPECT TO THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES). CONSULTANT MAKES NO OTHER REPRESENTATION OR WARRANTY OR CONDITION OF ANY KIND, WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), WITH RESPECT TO THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES). CONSULTANT EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CONSULTANT DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES) IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS OR OTHERWISE, OR THAT THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES) WILL BE FREE OF ERRORS (EXCEPT FOR ANY ERROR THAT RESULTS FROM CONSULTANT BAD FAITH, WILLFUL NEGLIGENCE OR UNTRUE STATEMENT NOT MADE IN RELIANCE UPON AND IN CONFORMITY WITH INFORMATION PROVIDED TO CONSULTANT BY COMPANY), AND CONSULTANT HEREBY DISCLAIMS ANY AND ALL LIABILITY ON ACCOUNT THEREOF. THERE IS ALSO NO IMPLIED WARRANTY OF NON-INFRINGEMENT; THE SOLE REMEDY FOR INFRINGEMENT IS PROVIDED IN SECTION 5. THIS SECTION 4.2 SHALL BE ENFORCEABLE TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW.

5. INDEMNIFICATION

5.1. Indemnification by Consultant. Consultant shall indemnify, hold harmless and defend Company (and its and their directors, officers, employees, and agents) against any and all damages, costs, expenses, settlements and other liabilities (including reasonable attorneys’ fees and costs) arising out of or relating to any claim, suit, action or proceeding to the extent based on any claim that the Services in the form provided to Company by Consultant infringe, misappropriate or violate any U.S. copyright or U.S. trade secret, or that result from Consultant’s bad faith or criminal act, or contain any untrue statement that is not based upon and in conformity with information provided by Company. Consultant’s entire liability under this Agreement, as extended or amended, is limited to the return of the Share Fee. This Section 5.1 states the entire liability of Consultant and the exclusive remedy of Company with respect to infringement of any intellectual property rights or Consultant’s bad faith, willful negligence, or untrue statements, whether under theory of warranty, indemnity or otherwise.

5.2 No Partnership. Consultant and Company agree that nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent, or other authorized representative of Consultant, is a partner, affiliate, subsidiary, joint-venturer, agent, officer, or employee of Company.

3. Exclusions. Consultant shall have no liability for, and Company (and its and their directors, officers, employees, and agents) shall indemnify and hold Consultant harmless from and against, any claim arising out or relating to: (a) use, operation or combination of any deliverables with any other documentation not provided or authorized by Consultant, if liability would have been avoided but for such use or combination; (b) Company’s or Company’s agents’ activities after Consultant has notified Company that Consultant believes such activities may, if Company engages in such activities, result in any claim, suit, action or proceeding for which Consultant would be liable under Section 5.1, (c) any modifications or marking of any deliverables not specifically made or authorized in writing by Consultant; (d) third party product, software or data; (e) any negligent or willful acts or omissions of Company; or (f) any use of the Services (including, without limitation, any deliverables) outside the geographical boundaries of the United States or Canada.

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5.4 Indemnification by Company. Company shall indemnify, hold harmless and defend Consultant (and its and their directors, officers, employees, and agents) against any and all damages, costs, expenses, settlements and other liabilities (including reasonable attorneys’ fees and costs) arising out of or relating to any claim, suit, action or proceeding (including, without limitation, reasonable attorneys’ fees) arising from or relating to any use of the Services, including, without limitation, any reproduction, modification, distribution or other use of any deliverables, by Company or any party under license from Company (including, without limitation, any claim of infringement of third party rights or any breach of warranty), or that results from Company’s bad faith, willful negligence or delivery of untrue information or statements to Consultant. If Consultant is joined in any lawsuit, subpoena or action brought against Company by any State or Federal agency, Company agrees to indemnify Consultant per this section.

5.5 Notice; Cooperation; Control. A party (“Indemnifying Party”) shall not be obligated to indemnify, hold harmless and defend the other party (“Indemnified Party’’) hereunder unless (and only to the extent) the Indemnified Party (a) promptly notifies the Indemnifying Party of any such claim, suit, action or proceeding for which indemnification is sought (provided that any failure to provide such notice shall not diminish the Indemnifying Party’s obligations under this Section 5 unless, and only to the extent that, the Indemnifying Party is materially prejudiced as a result of any such failure to provide such prompt notice); (b) provides reasonable cooperation to the Indemnifying Party at the Indemnifying Party’s expense; and (c) allows the Indemnifying Party to control the defense and any settlement of such claim, suit, action or proceeding, provided that: (i) the Indemnified Party may, at its option expense, participate and appear with the Indemnifying Party in such claim, suit, action or proceeding and (ii) neither party may settle any such claim, suit, action or proceeding without the other party’s prior written approval, not to be unreasonably withheld or delayed.

[Section 6 omitted]

7. TERM AND TERMINATION

1. Term. Except as hereinafter provided, this Agreement shall commence on the date first set forth above and, unless sooner terminated as provided in this Agreement, shall continue thereafter in full force and effect for twelve (12) months, however, Company may notify Consultant of a cancelation of this Agreement, in writing, within 30 days of the effective date of this Agreement. Notwithstanding the below Section 7.1.1, Consultant may terminate this Agreement immediately if: (a) Company fails to make when due any payments to Consultant under this Agreement; (b) Consultant determines, in its sole discretion, that Company has failed to provide complete and accurate information necessary for Consultant to perform the Services, or that Company is acting or has acted in a manner that damages or could potentially damage Consultant’s reputation in the business community, or (c) if Company (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof; or (v) if Company becomes the subject of a Federal, State, SEC or FINRA investigation into its business practices, accounting or officers and directors. If Consultant terminates this Agreement in accordance with this Section 7.1, then the license granted to Company pursuant to Section 3 immediately terminates.

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2. Renewal. Notwithstanding Section 7.1, the Term is divided into four (4) three (3)-month periods (“Renewal Periods”), and at the end of every Renewal Period the Company may terminate this Agreement without renewal by ten (10) days prior written notice to the end of a Renewal Period. Unless such termination notice is delivered, this Agreement is automatically renewed during the Term of this Agreement. Following such termination at the end of a Renewal Period, Company shall have no further payment obligations to Consultant, and Consultant shall have no prospective obligations pursuant to this Agreement unless otherwise provided in this Agreement.

3. Termination by Company. Company may terminate the Agreement upon breach by Consultant of a material term of the Agreement, provided Company notifies Consultant of its breach and allows Consultant ten (10) days (the “Cure Period) to cure said breach. Company may terminate the Agreement at its sole discretion upon ten (10) days’ written notice to Consultant without any cause (“Permissive Termination”). In the event of a Permissive Termination, all payments issued pursuant to this agreement, prior to Company’s written notice shall be deemed fully earned by Consultant. In the event Company notices a Permissive Termination of this Agreement, the Parties agree to perform pursuant to continue their respective performance of their obligations under this Agreement until the end of the month (i.e. until the next Cash Payment would otherwise be due and owing). Following a Permissive Termination, Company shall have no further payment obligations to Consultant, and Consultant shall have no prospective obligations pursuant to this Agreement unless otherwise provided in this Agreement.

7.4 Effect of Termination.

7.4.1 Termination of Rights and Obligations; Return of Property. Upon any termination of this Agreement, all obligations and rights hereunder shall terminate except to the extent otherwise provided in this Agreement. Within ten (10) business days after any such termination of this Agreement, each party shall return to the other party, or destroy all copies or portions of, all the other party’s property. At either party’s request, the other party shall furnish to the requesting party an affidavit signed by an officer of the other party certifying that, to the best of its knowledge, such delivery or destruction has been fully affected, and verifying the party’s lack of access to any Confidential Information.

7.4.2 Waiver or Release. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party will be liable to the other for damages of any kind, which arise solely as a result of terminating this Agreement in accordance with its terms; and termination of this Agreement by a party will be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

7.4.3 Survival. The provisions of Sections 2.4, 3, 4, 5, and 7 (except as provided in Section 7.2) shall survive any termination of this Agreement.

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8. GOVERNING LAW; VENUE

8.1 Choice of Law. This agreement is to be construed in accordance with and governed by the laws of the State of New York without regard for its choice of law rules.

8.2 Arbitration and Attorney’s Fees: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose and the resolution of any other claim hereunder, the parties hereto consent to the exclusive jurisdiction and venue of an appropriate court located in the County of Nassau or Suffolk, New York. In the event litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such an event, no action shall be entertained by said Court or any Court of competent jurisdiction if filed more than one year after the date the cause(s) of action occurred regardless of whether damages were otherwise as of said time calculable.

9. GENERAL PROVISIONS.

1.	Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of all the other parties. Any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the forgoing, in the event of the merger, acquisition, reorganization or other business combination of either party to this Agreement into another entity during the term of this Agreement, the parties agree that this Agreement shall be automatically assigned (and shall not be subject to the consent of any party) to such new entity without addition or diminishment of such Agreement’s terms or conditions.

2.	Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to the subject matter herein and replaces and supersedes all prior written and oral agreements or statements by and between the parties. No representation, statement, condition, or warranty not contained in such agreements will be binding on the parties or have any force or effect whatsoever.

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3.	Amendment. This Agreement may be amended or modified by written agreement of the parties (including their permitted successors and or assignees). In the event Consultant seeks to modify the services outlined in Appendix A, it shall propose the requested revisions to Company in writing for Company’s consideration. In no event shall the Services outlined in Appendix A be modified without Company’s express written agreement.

4.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

5.	Notice. Any notice or other communication pursuant hereto shall be given to a party at its address first set forth below by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery. Notice may also be provided by e-mail or other electronic transmission provided the recipient has acknowledged the receipt thereof.

6.	Counterparts. This Agreement may be executed in one or more original or digital counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the date hereof.

FOR COMPANY:	FOR CONSULTANT:

SYLA Technologies Co., LTD	FMW Media Works LLC

Hiroyuki Sugimoto	Vincent Caruso
CEO	Managing Member

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APPENDIX “A”

Consultant Services:

1.	Develop a biography format T.V. program segment highlighting SYLA Technologies Co., LTD. Our anchor will conduct 12 interviews at the NASDAQ MarketSite/or ZOOM. First 3 interviews to be recorded initial day of IPO with subsequent interviews via ZOOM.
2.	Produce 12 HD specialized NASDAQ interviews of approximately three to five (3-5) minutes duration. Interview is shared exclusively on New to the Street TV programs syndicated on the business networks listed below. The content interview is co-owned by SYLA Technologies Co., LTD., the television networks and FMW Media Works, LLC.
3.	Broadcast 24 interviews, on FOX Business Network (95.2M households reached Nationwide U.S.). Two per month.
4.	Broadcast 12 interviews, one per month, on Bloomberg TV (124M households reached Nationwide U.S.). One per month.
5.	Broadcast 12 interviews, one per month, on NEWSMAX (50M Homes reached Nationwide U.S.). One per month.
6.	Monthly preview on NEWSMAX’S Friday afternoon American Agenda show.
7.	Air SYLA Technologies 15-second ads monthly on the Iconic Broadway Plaza Billboard above the NASDAQ Marketsite Entrance (13M impressions). Ads shall run 7-10 days per month, every 12-15 minutes M-Sun 7am-10pm EST. Ad production costs included.
8.	Monthly airings of 12-thirty (30) second SYLA Technologies Commercial spots during New To The Street programming. Commercials shall air 4 times per network, per month.
9.	Publish 24 inclusive Press Releases announcing the times, dates, and topics to be covered for each segment.
10.	Continue to make visible the show on the Internet for 24 months, being hosted and archived on www.newtothestreet.com.
11.	12 months of FMW Social Media Support.
12.	TV Guide listings across all networks.

Disclaimer and Disclosures

Notwithstanding anything contained herein to the contrary, it is clearly understood and agreed to by the parties hereto that the aforementioned services to be provided by Consultant will not involve any promotion of Company’s securities. It shall be expressly understood that Consultant shall have no power to bind Company to any contract or obligation or to transact any business in Company’s name or on behalf of Company in any manner and Company is not obligated to accept any recommendations or close any transactions submitted by Consultant. Consultant shall at all times comply with all State and Federal Securities Laws, rules and regulations and shall not make any statements concerning the Company to any third parties without Company consent.

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